Answers to Frequently Asked Questions – Comvest Proposed Acquisition of AutoInfo, Inc.

1. Who is AutoInfo Holdings, LLC?

AutoInfo Holdings, LLC is a wholly-owned subsidiary of Comvest Investment Partners IV, LP, one of the investment funds managed by Comvest Partners, a private equity firm with over $1.3 billion of assets under management (“Comvest”). Comvest’s personnel include seasoned, senior level operating executives who partner with managers and owners of companies to operationally improve businesses and create long-term value. Since 2000, Comvest has invested more than $1.6 billion of capital in over 110 public and private companies.

2. What are the benefits to our employees and customers from the transaction?

Comvest’s growth strategy is to acquire well-managed companies that are leaders in their market and effectively oversee their performance. The merger will allow for greater stability, focus and flexibility for us to achieve our strategic goals and growth. We will benefit from Comvest’s experience and support allowing us to improve our market penetration.

3. What is the transaction and what effect will it have on AutoInfo?

Pursuant to the terms and subject to the conditions set forth in the merger agreement, AutoInfo Holdings, LLC will acquire all of the outstanding shares of AutoInfo, Inc. (“AutoInfo”), and as a result, AutoInfo will no longer be a publicly held corporation.

4. When do you expect the transaction to be completed?

AutoInfo and Comvest are working towards completing the transaction as soon as possible. Assuming approval by AutoInfo’s stockholders and timely satisfaction of the closing conditions, it is anticipated that the transaction be completed in the second calendar quarter of 2013.

5. How certain is the closing of the transaction?

The transaction is subject to approval by AutoInfo’s stockholders and the satisfaction of other customary conditions.

6. What happens if the transaction is not completed?

If the transaction is not completed for any reason, AutoInfo will remain an independent public company and its common stock will continue to be quoted on the OTCBB and registered under the Securities Exchange Act of 1934, as amended. No stockholder will be entitled to receive the consideration described in the merger agreement for his or her AutoInfo common stock or stock options if the transaction is not completed.

7. How will the transaction affect AutoInfo’s common stock?

At the effective time of the transaction and pursuant to the terms of the merger agreement, each share of AutoInfo common stock issued and outstanding immediately prior to the effective time of the transaction (other than shares held by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $1.05 in cash, without interest, less any applicable withholding taxes.

8. What will happen to my AutoInfo stock options in the transaction?

Each outstanding AutoInfo stock option (whether vested or unvested) will be fully vested upon the closing of the transaction and will be converted into the right to receive a cash payment equal to the excess, if any, of $1.05 over the exercise price of such option, without interest, less any applicable withholding taxes.

9. What should employees/agents expect until the closing of the transaction?

It is anticipated that the transaction will be completed in the second calendar quarter of 2013. Between now and the change of ownership, it will be “business as usual” at AutoInfo/Sunteck/E-Transport and there should be no changes in employees and agents daily activities. AutoInfo/Sunteck/E-Transport will be operating in the ordinary course of business in accordance with the terms of the merger agreement.  Please note that until the closing of the transaction, Comvest and AutoInfo/Sunteck/E-Transport will remain independent companies and will continue to operate independently.

10. Will I become a Comvest employee/agent?

No. Employees and agents will remain as employees and agents, respectively, of AutoInfo, a wholly-owned subsidiary of Comvest and its affiliated companies Sunteck and E-Transport.

11. Will there be changes in management?

Each member of the AutoInfo/Sunteck/E-Transport management team is expected to continue his affiliation with the Company following the closing. Some changes in positions will occur, including Michael Williams assuming the role of chief executive officer.

12. What will happen to my employee benefits, compensation and 401(k) as a result of the transaction?

Changes to benefits, if any, will be undertaken in compliance with legal and contractual obligations. AutoInfo/Sunteck is not planning any specific changes to employees’ salary or benefits following the change in ownership.

13. Will the transaction affect my work location?

The change in ownership will not affect the location of work of AutoInfo/Sunteck/E-Transport employees who will remain in their current work locations.

14. What about the Employees tenure with respect to vacation after the change in ownership?

Each Employee’s tenure with AutoInfo/Sunteck/E-Transport prior to the transaction will be counted in determining their respective vacation entitlement following the change of ownership.

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15. As an employee can I discuss the transaction with our customers and vendors?

Only authorized officers of AutoInfo should speak with customers and vendors regarding the specific terms of the transaction. If a customer or vendor asks about the transaction, you may point them to AutoInfo’s and the Securities and Exchange Commission’s websites so that they can read the press release and obtain additional information about the transaction.  If you are asked for any more specific information, please refer the customer or vendor to Mike Williams.

16. Given today’s market condition, why was this an opportune time to go forward with this transaction?

AutoInfo has been incurring the costs, but has not realized the benefits, normally associated with being a public company. The $1.05 per share price is a premium of 7% over the closing price on February 28, 2013 (the last trading day prior to the public announcement that AutoInfo was being sold) and a 21% premium to the Company’s average closing share price for the six month period ending February 28, 2013. AutoInfo’s Board determined that this transaction was in the best interest of its stockholders and has recommended that this transaction be approved by its stockholders.

17. As an employee, what should I say if asked about the announcement?

AutoInfo/Sunteck/E-Transport employees should not comment to the news media other than to assure people that they shouldn’t see any change in immediate day-to-day operations of AutoInfo/Sunteck/E-Transport. If you are asked for any more specific information, please refer the inquiry to Mike Williams.

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